Exhibit 23.1

KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 5, 2024, with respect to the consolidated financial statements of Reddit, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
San Francisco, California
February 22, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.